Exhibit (c)(1)

December 23, 2019

The Board of Directors

LINE Corporation

JR Shinjuku Miraina Tower 23rd FL, 4-1-6 Shinjuku,

Shinjuku-ku, Tokyo, 160-0022, Japan

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (excluding the Acquirers (as defined below)) of common stock (the “Company Common Stock”) of LINE Corporation (the “Company”) of the consideration to be paid to such holders in the proposed Japan Tender Offer (as defined below) and, if applicable, the US Tender Offer (as defined below), to be launched jointly by SoftBank Corp. (or through its affiliate) (“SoftBank”) and NAVER Corporation (or through its affiliate) (“NAVER”) (SoftBank and NAVER collectively, the “Acquirers”). Pursuant to the final draft of the Business Integration Agreement (“Definitive Agreement Final Draft”), dated as of December 23, 2019 (the “Agreement”), among the Company, the Acquirers and Z Holdings Corporation (“ZHD”), SoftBank and NAVER will jointly commence a tender offer pursuant to the Financial Instruments Exchange Act (“Japan Tender Offer”) and a tender offer pursuant to the Securities Exchange Act of 1934, as amended (“US Tender Offer”, and together with the Japan Tender Offer collectively, the ”Tender Offer”) for (i) all outstanding shares of the Company Common Stock at a price equal to JPY 5,380 per share of the Company Common Stock payable in cash in Japanese yen (the “Consideration”), with the terms and conditions set forth in the Definitive Agreement Final Draft, (ii) all outstanding share acquisition rights (shinkabu-yoyakuken) and bonds with share acquisition rights (shinkabu-yoyakukentsuki-shasai) of the Company (each of such securities listed in this clause (ii) are referred to herein as the “Other Equity Securities”) at the price as set forth in the Definitive Agreement Final Draft, with the terms and conditions set forth in the Definitive Agreement Final Draft and (iii) (with respect to the Japan Tender Offer, to the extent applicable) all outstanding American depositary shares, each of which represents one share of the Company Common Stock, at the price as set forth in the Definitive Agreement Final Draft, with the terms and conditions set forth in the Definitive Agreement Final Draft. Pursuant to the Definitive Agreement Final Draft, following completion of the Tender Offer, the Acquirers will cause the Company to become their direct or indirect wholly-owned subsidiary by squeezing out the outstanding shares of the Company Common Stock and the Other Equity Securities that are not tendered to the Tender Offer (the “Squeeze-Out Transaction”) through the Company’s implementation of the reverse-share split (kabushi-heigo) pursuant to Article 180 of the Companies Act or any other statutory procedure that would achieve the same squeeze out outcome as that of the foregoing as set forth under the Companies Act, by which the holder of each outstanding share of the Company Common Stock will be entitled to receive an amount equal to the Consideration in cash (before tax basis). The Tender Offer and the Squeeze-Out Transaction, together and not separately, are referred to herein as the “Transaction” and any other subsequent transactions contemplated in the Definitive Agreement Final Draft shall be referred to herein as the “Subsequent Transactions”.

In connection with preparing our opinion, we have (i) reviewed the Definitive Agreement Final Draft; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Tender Offer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration

JP Morgan Securities Japan Co., Ltd.

Tokyo Buliding, 7-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-6432 paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquirers under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Definitive Agreement Final Draft (including the Subsequent Transactions) will be consummated as described in the Definitive Agreement Final Draft, that the Japan Tender Offer and the US Tender Offer shall be consummated on the substantively same terms and conditions in all material aspects and that there are no other agreements, tender offer circular or any other transaction documents that are used to effectuate the Transaction other than those included in the Definitive Agreement Final Draft and the definitive agreement, the tender offer circular or any other transaction documents executed and/or used for effectuating the Transaction will not differ in any material respects from the Definitive Agreement Final Draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquirers in the Definitive Agreement Final Draft are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Acquirers and the Company or on the contemplated benefits of the Transaction. We do not offer any view and this opinion does not assure as to whether a court or any other governmental body would conclude that the Consideration is a fair price in a judicial or administrative procedure such as, among others, the price evaluation process pursuant to Article 179-8 of the Companies Act or the share appraisal process pursuant to Article 182-4 of the Companies Act or any other similar procedure in any jurisdiction, for purposes of the relevant procedure and it is possible that a court or any other governmental body would determine a price that is different from the Consideration be a fair price partly or solely due to legal, accounting, tax or any reasons other than financial considerations for purposes of the relevant procedure.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Tender Offer and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities (including the consideration to be paid to the holders of the Other Equity Securities), creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction or the Subsequent Transactions (including issuance of its opinion with respect to the Tender Offer). We express no opinion as to whether the Consideration is fair for the Subsequent Transactions or shall be used as or shall be the basis of any consideration payable in the Subsequent Transactions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction or the Subsequent Transactions, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or the Subsequent Transactions or with respect to the fairness of any such compensation. Our opinion is limited to the Consideration payable in Japanese Yen and is not made to the US dollar amount to be paid to the holders of the Company Common Stock by applying the applicable exchange rate.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and the Subsequent Transactions and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction and the Subsequent Transactions are consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and SoftBank, for which J.P. Morgan and its affiliates have received customary compensation. Such services by J.P. Morgan and/or its affiliates during such period have included J.P. Morgan and/or its affiliates’ acting as a Joint Active Bookrunner for the Company’s dual tranche Zero Coupon Convertible Bonds offering in September 2018, as a Lead Arranger and Lender for SoftBank’s Loan Agreement in August 2018, and as a Joint Global Coordinator for SoftBank’s Global Initial Public Offering in December 2018. In addition, J.P. Morgan and its affiliates own less than 1% of equity securities of the Company, ZHD, NAVER and SoftBank in its own accounts. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquirers for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (excluding the Acquirers) in the proposed Tender Offer is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of JPMorgan Securities Japan Co., Ltd. This letter is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Tender Offer, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor, the special committee formed by the Board of Directors of the Company for the Transaction or any other person other than the Board of Directors of the Company or be used or relied upon for any other purpose. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced or disclosed in full in any proxy or information statement mailed to shareholders of the Company to the extent required pursuant to applicable laws without our prior written approval.

Very truly yours,

JPMORGAN SECURITIES JAPAN CO., LTD.